Exhibit 2

May 7, 2019

Canadian Securities Administrators

Cameco Corporation

Annual Meeting May 7, 2019

Report of Voting Results

Under National Instrument 51-102

In accordance with Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations, we advise of the results of the voting on the matters submitted to the annual meeting (the Meeting) of the shareholders (the Shareholders) of Cameco Corporation (the Corporation) held on May 7, 2019. Each matter voted on is described in greater detail in the Corporation’s 2019 Management Proxy Circular issued in connection with this meeting, which is available at cameco.com.

The matters voted upon at the Meeting and the results of the voting were as follows:

Item 1: Election of Directors

The following directors were elected to hold office for the ensuing year or until their successors are elected or appointed:

Ian Bruce	Jim Gowans
Daniel Camus	Kathryn Jackson
Donald Deranger	Don Kayne
Catherine Gignac	Anne McLellan
Tim Gitzel

Canadian Securities Administrators

May 7, 2019

If a ballot vote had been taken, based upon proxy votes by Shareholders received by the Corporation, the voting results for the election of directors, both before and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, would have been:

Vote Results Before Reduction of Non-resident Vote:

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Ian Bruce	212,367,533	98.75%	2,696,606	1.25%
Daniel Camus	212,116,503	98.63%	2,947,636	1.37%
Donald Deranger	214,142,387	99.57%	921,752	0.43%
Catherine Gignac	214,538,206	99.76%	525,933	0.24%
Tim Gitzel	214,265,500	99.63%	798,639	0.37%
Jim Gowans	214,177,117	99.59%	887,022	0.41%
Kathryn Jackson	212,129,465	98.64%	2,934,674	1.36%
Don Kayne	202,004,138	93.93%	13,060,001	6.07%
Anne McLellan	209,879,206	97.59%	5,184,933	2.41%

Vote Results After Reduction of Non-resident Vote to 25%:

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Ian Bruce	76,897,465	96.94%	2,424,883	3.06%
Daniel Camus	76,655,466	96.64%	2,666,882	3.36%
Donald Deranger	78,690,622	99.20%	631,726	0.80%
Catherine Gignac	79,057,812	99.67%	264,536	0.33%
Tim Gitzel	78,784,871	99.32%	537,477	0.68%
Jim Gowans	78,693,119	99.21%	629,229	0.79%
Kathryn Jackson	76,674,165	96.66%	2,648,183	3.34%
Don Kayne	72,066,492	90.85%	7,255,856	9.15%
Anne McLellan	74,949,457	94.49%	4,372,891	5.51%

Item 2: Appointment of Auditors

By a vote by way of show of hands, KPMG LLP was appointed auditors of the Corporation to hold office until the next annual meeting of Shareholders, or until their successors are appointed.

If a ballot vote had been taken, based upon proxy votes by Shareholders received by the Corporation, the voting results for appointment of auditors, both before and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, would have been:

Canadian Securities Administrators

May 7, 2019

Vote Results Before Reduction of Non-resident Vote:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
245,506,374	97.57%	6,112,361	2.43%

Vote Results After Reduction of Non-resident Vote to 25%:

Votes For	% Votes For	Votes Withheld	% Votes Withheld
77,061,307	97.15%	2,261,041	2.85%

Item 3: Executive Compensation

On a vote by ballot, an advisory resolution was passed accepting the approach to executive compensation disclosed in Cameco’s Management Proxy Circular delivered in advance of this meeting.

The outcome of the ballot vote, both before and after giving effect to the twenty-five (25%) percent non-resident Shareholder voting restriction, was as follows:

Vote Results Before Reduction of Non-resident Vote:

Votes For	% Votes For	Votes Against	% Votes Against
193,477,851	89.96%	21,586,330	10.04%

Vote Results After Reduction of Non-resident Vote to 25%:

Votes For	% Votes For	Votes Against	% Votes Against
73,517,928	92.68%	5,804,876	7.32%

Cameco Corporation

By:	“Sean A. Quinn”
Sean A. Quinn
Senior Vice-President, Chief Legal Officer and Corporate Secretary